EXHIBIT 11




                                                              (UNAUDITED)


                       Alexander & Alexander Services Inc.
                    Computation of per Common Share Earnings
                Three and Six Months Ended June 30, 1996 and 1995
                   (in millions except per share information)

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


                                                Three Months Ended  Six Months Ended
                                                      June 30,           June 30,
                                                  ---------------    --------------
                                                  1996       1995    1996        1995
                                                  ----       ----    ----        ----

PRIMARY
- -------

  Earnings Attributable to Common
  --------------------------------------
  Shareholders:
  -------------
  Net income                                     $ 21.5    $ 22.7   $ 34.6     $ 64.4
  Less:  Preferred stock dividends                 (6.6)     (6.3)   (13.2)     (12.5)
                                                 ------    ------   ------     ------
  Earnings attributable to common
    shareholders                                 $ 14.9    $ 16.4   $ 21.4     $ 51.9
                                                 ======    ======   ======     ======

  Average Common and Common Equivalent Shares
  -------------------------------------------
  Outstanding:
  ------------
  Average common shares outstanding                45.1      44.3     45.0       44.3
  Add shares of common stock assumed issued on
    exercise of stock options                       0.1       0.3      0.1        0.1
                                                 ------    ------   ------     ------
  Average common and common equivalent shares
    outstanding                                    45.2      44.6     45.1       44.4
                                                 ======    ======   ======     ======

FULLY DILUTED
- -------------

  Fully Diluted Earnings Per Share:
  ---------------------------------
  Net income                                     $ 21.5    $ 22.7   $ 34.6      $ 64.4
  Less:  Preferred stock dividends                 (6.6)     (6.3)   (13.2)      (12.5)
                                                 ------    ------   ------      ------
  Earnings attributable to common
    shareholders                                   14.9      16.4     21.4        51.9
  Add:  Series B preferred stock dividends          0.0       4.2      0.0         8.4
                                                 ------    ------   ------      ------
  Net income available to common shareholders    $ 14.9    $ 20.6   $ 21.4      $ 60.3
                                                 ======    ======   ======      ======

  Average Common Shares Outstanding, Assuming
  -------------------------------------------
  Full Dilution:
  --------------
  Average common shares outstanding                45.1      44.3     45.0        44.3
  Add shares of common stock assumed issued on:
    Exercise of stock options                       0.1       0.3      0.1         0.3
    Conversion of Series B preferred stock          0.0      12.4      0.0        12.3
                                                 ------    ------   ------      ------
  Average common shares outstanding, assuming
    full dilution                                  45.2      57.0     45.1        56.9
                                                 ======    ======   ======      ======


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